May 2024

Pricing Supplement No. 2,281

Registration Statement Nos. 333-275587; 333-275587-01

Dated May 17, 2024

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Bearish Buffered PLUS Based on the Inverse Performance of the S&P 500® Index due January 17, 2025

Bearish Buffered Performance Leveraged Upside SecuritiesSM

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Bearish Buffered PLUS are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Bearish Buffered PLUS will pay no interest, provide a minimum payment at maturity of only 10% of the stated principal amount and have the terms described in the accompanying product supplement for PLUS, index supplement and prospectus, as supplemented or modified by this document. At maturity, if the underlying index, as measured on each of the three averaging dates, has depreciated in value, investors will receive the stated principal amount of their investment plus leveraged inverse performance of the underlying index, subject to the maximum payment at maturity. If the underlying index has appreciated in value, but the underlying index has not increased by more than the specified buffer amount, the Bearish Buffered PLUS will redeem for par. However, if the underlying index, as measured on each of the three averaging dates, has increased by more than the buffer amount, investors will lose 1% for every 1% increase beyond the specified buffer amount, subject to the minimum payment at maturity of 10% of the stated principal amount. Investors may lose up to 90% of the stated principal amount of the Bearish Buffered PLUS. The Bearish Buffered PLUS are for investors who seek an inverse equity index-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage and buffer features that in each case apply to a limited range of performance of the underlying index. The Bearish Buffered PLUS are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Bearish Buffered PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	January 17, 2025
Underlying index:	S&P 500® Index
Aggregate principal amount:	$5,500,000
Payment at maturity per Bearish Buffered PLUS:

If the final index value, as measured on each of the three averaging dates, is less than the initial index value:

$1,000 + leveraged downside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final index value, as measured on each of the three averaging dates, is greater than or equal to the initial index value but has increased from the initial index value by an amount less than or equal to the buffer amount of 10%:

$1,000

If the final index value, as measured on each of the three averaging dates, is greater than the initial index value and has increased from the initial index value by an amount greater than the buffer amount of 10%:

$1,000 + ($1,000 × bearish index percent change) + $100

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000. However, under no circumstances will the Bearish Buffered PLUS pay less than $100 per Bearish Buffered PLUS at maturity.

Leveraged downside payment:	$1,000 × leverage factor × bearish index percent change
Bearish index percent change:	(initial index value – final index value) / initial index value
Initial index value:	5,308.15, which is the index closing value on May 15, 2024
Final index value:	The arithmetic average of the index closing values on each of the three averaging dates
Averaging dates:	January 10, 2025, January 13, 2025 and January 14, 2025, subject to postponement for non-index business days and certain market disruption events
Leverage factor:	300%
Buffer amount:

10%. As a result of the buffer amount of 10%, the value at or below which the underlying index, as measured on each of the three averaging dates, must close so that investors do not suffer a loss on their initial investment in the Bearish Buffered PLUS is 5,838.965, which is 110% of the initial index value.

Minimum payment at maturity:	$100 per Bearish Buffered PLUS (10% of the stated principal amount)
Maximum payment at maturity:	$1,165 per Bearish Buffered PLUS (116.50% of the stated principal amount)
Stated principal amount:	$1,000 per Bearish Buffered PLUS
Issue price:	$1,000 per Bearish Buffered PLUS (see “Commissions and issue price” below)
Pricing date:	May 17, 2024
Original issue date:	May 22, 2024 (3 business days after the pricing date)
CUSIP:	61776L6E2
ISIN:	US61776L6E23
Listing:	The Bearish Buffered PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$988.30 per Bearish Buffered PLUS. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public(1)	Agent’s commissions and fees(2)	Proceeds to us(3)
Per Bearish Buffered PLUS	$1,000	$6	$994
Total	$5,500,000	$33,000	$5,467,000

(1)The Bearish Buffered PLUS will be sold only to investors purchasing the Bearish Buffered PLUS in fee-based advisory accounts.

(2)MS & Co. expects to sell all of the Bearish Buffered PLUS that it purchases from us to an unaffiliated dealer at a price of $994 per Bearish Buffered PLUS, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per Bearish Buffered PLUS. MS & Co. will not receive a sales commission with respect to the Bearish Buffered PLUS. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(3)See “Use of proceeds and hedging” on page 12.

The Bearish Buffered PLUS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Bearish Buffered PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the Bearish Buffered PLUS” and “Additional Information About the Bearish Buffered PLUS” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

  Product Supplement for PLUS dated November 16, 2023 Index Supplement dated November 16, 2023

 Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

Bearish Buffered PLUS Based on the Inverse Performance of the S&P 500® Index due January 17, 2025

Bearish Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Bearish Buffered Performance Leveraged Upside Securities

Principal at Risk Securities

The Bearish Buffered PLUS Based on the Inverse Performance of the S&P 500® Index due January 17, 2025 (the "Bearish Buffered PLUS") can be used:

￭To achieve inverse exposure to the underlying index that enhances returns for a certain range of depreciation of the underlying index, subject to the maximum payment at maturity

￭To enhance returns and potentially outperform a direct inverse strategy on the underlying index in a moderately bearish scenario

￭To obtain a buffer against a specified level of appreciation of the underlying index

Maturity:	Approximately 8 months
Leverage factor:	300%
Maximum payment at maturity:	$1,165 per Bearish Buffered PLUS (116.50% of the stated principal amount)
Buffer amount:	10%, with 1-to-1 exposure beyond the buffer
Minimum payment at maturity:	$100 per Bearish Buffered PLUS (10% of the stated principal amount). Investors may lose up to 90% of the stated principal amount of the Bearish Buffered PLUS.
Coupon:	None

The original issue price of each Bearish Buffered PLUS is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the Bearish Buffered PLUS, which are borne by you, and, consequently, the estimated value of the Bearish Buffered PLUS on the pricing date is less than $1,000. We estimate that the value of each Bearish Buffered PLUS on the pricing date is $988.30.

What goes into the estimated value on the pricing date?

In valuing the Bearish Buffered PLUS on the pricing date, we take into account that the Bearish Buffered PLUS comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the Bearish Buffered PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Bearish Buffered PLUS?

In determining the economic terms of the Bearish Buffered PLUS, including the leverage factor, the maximum payment at maturity, the buffer amount and the minimum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Bearish Buffered PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the Bearish Buffered PLUS?

The price at which MS & Co. purchases the Bearish Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Bearish Buffered PLUS are not fully deducted upon issuance, for a period of up to 4 months following the issue date, to the extent that MS & Co. may buy or sell the Bearish Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Bearish Buffered PLUS, and, if it once chooses to make a market, may cease doing so at any time.

May 2024 Page 2

Morgan Stanley Finance LLC

Bearish Buffered PLUS Based on the Inverse Performance of the S&P 500® Index due January 17, 2025

Bearish Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Investment Rationale

The Bearish Buffered PLUS offer leveraged inverse exposure to a certain range of depreciation of the underlying index, subject to the maximum payment at maturity, while providing limited protection against appreciation of the underlying index. Once the underlying index has increased in value by more than the specified buffer amount, investors are inversely exposed to the appreciation of the underlying index, subject to the minimum payment at maturity. At maturity, if the underlying index, as measured on each of the three averaging dates, has depreciated, investors will receive the stated principal amount of their investment plus leveraged inverse performance of the underlying index, subject to the maximum payment at maturity. At maturity, if the underlying index, as measured on each of the three averaging dates, has appreciated and (i) if the final index value of the underlying index has not increased from the initial index value by more than the specified buffer amount, the Bearish Buffered PLUS will redeem for par, or (ii) if the final index value of the underlying index has increased by more than the buffer amount, the investor will lose 1% for every 1% increase beyond the specified buffer amount, subject to the minimum payment at maturity. Investors may lose up to 90% of the stated principal amount of the Bearish Buffered PLUS.

Leveraged Inverse Performance Up to a Cap	The Bearish Buffered PLUS offer investors an opportunity to capture enhanced inverse returns for a certain range of depreciation relative to a direct inverse investment in the underlying index.
Upside Scenario if the Underlying Index Depreciates

The underlying index, as measured on each of the three averaging dates, depreciates in value, and, at maturity, the Bearish Buffered PLUS redeem for the stated principal amount of $1,000 plus 300% of the bearish index percent change, subject to the maximum payment at maturity of $1,165 per Bearish Buffered PLUS (116.50% of the stated principal amount).

Par Scenario

The underlying index, as measured on each of the three averaging dates, appreciates in value by no more than 10%, and, at maturity, the Bearish Buffered PLUS redeem for the stated principal amount of $1,000.

Downside Scenario if the Underlying Index Appreciates

The underlying index, as measured on each of the three averaging dates, appreciates in value by more than 10%, and, at maturity, the Bearish Buffered PLUS redeem for less than the stated principal amount by an amount that is proportionate to the percentage increase of the underlying index from the initial index value, plus the buffer amount of 10%. (Example: if the underlying index appreciates in value by 35%, the Bearish Buffered PLUS will redeem for $750, or 75% of the stated principal amount.) The minimum payment at maturity is $100 per Bearish Buffered PLUS.

May 2024 Page 3

Morgan Stanley Finance LLC

Bearish Buffered PLUS Based on the Inverse Performance of the S&P 500® Index due January 17, 2025

Bearish Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Bearish Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Bearish Buffered PLUS based on the following terms:

Stated principal amount:	$1,000 per Bearish Buffered PLUS
Leverage factor:	300%
Buffer amount:	10%
Maximum payment at maturity:	$1,165 per Bearish Buffered PLUS (116.50% of the stated principal amount)
Minimum payment at maturity:	$100 per Bearish Buffered PLUS
Bearish Buffered PLUS Payoff Diagram

The Underlying Index
The Bearish Buffered PLUS
$2,200
$2,000
$1,800
$1,600
$1,400
$1,200
$1,165
$1,000
$800
$600
$400
$200
$0
Payment at Maturity on the Bearish Buffered PLUS
$1,165
Maximum Payment
at Maturity
PLUS Zone
Buffer Zone
$1,000
Stated Principal
Amount
$100
Minimum Payment
at Maturity
-100%
-80%
-60%
-40%
-20%
-5.50%
0%
10%
20%
40%
60%
80%
100%
120%
Percentage Change in Final Index Value

How it works

￭Upside Scenario if the Underlying Index Depreciates. If the final index value is less than the initial index value, investors will receive the $1,000 stated principal amount plus 300% of the depreciation of the underlying index over the term of the Bearish Buffered PLUS, subject to the maximum payment at maturity. Under the terms of the Bearish Buffered PLUS, an investor will realize the maximum payment at maturity of $1,165 per Bearish Buffered PLUS (116.50% of the stated principal amount) at a final index value of 94.50% of the initial index value.

￭If the underlying index depreciates 2%, the investor would receive a 6% return, or $1,060 per Bearish Buffered PLUS.

￭If the underlying index depreciates 60%, the investor would receive only the maximum payment at maturity of $1,165 per Bearish Buffered PLUS, or 116.50% of the stated principal amount.

￭Par Scenario. If the final index value is greater than or equal to the initial index value but has increased from the initial index value by an amount less than or equal to the buffer amount of 10%, investors will receive the stated principal amount of $1,000 per Bearish Buffered PLUS.

￭If the underlying index appreciates 5%, investors will receive the $1,000 stated principal amount.

May 2024 Page 4

Morgan Stanley Finance LLC

Bearish Buffered PLUS Based on the Inverse Performance of the S&P 500® Index due January 17, 2025

Bearish Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

￭Downside Scenario if the Underlying Index Appreciates. If the final index value is greater than the initial index value and has appreciated from the initial index value by an amount greater than the buffer amount of 10%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage increase of the value of the underlying index from the initial index value, plus the buffer amount of 10%. The minimum payment at maturity is $100 per Bearish Buffered PLUS.

￭For example, if the underlying index appreciates 45%, investors would lose 35% of their principal and receive only $650 per Bearish Buffered PLUS at maturity, or 65% of the stated principal amount.

May 2024 Page 5

Morgan Stanley Finance LLC

Bearish Buffered PLUS Based on the Inverse Performance of the S&P 500® Index due January 17, 2025

Bearish Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the Bearish Buffered PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for PLUS, index supplement and prospectus. We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the Bearish Buffered PLUS.

Risks Relating to an Investment in the Bearish Buffered PLUS

￭Bearish Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of your principal. The terms of the Bearish Buffered PLUS differ from those of ordinary debt securities in that the Bearish Buffered PLUS do not pay interest, and provide a minimum payment at maturity of only 10% of the stated principal amount of the Bearish Buffered PLUS, subject to our credit risk. If the final index value, as measured on each of the three averaging dates, is greater than the initial index value but less than or equal to 110% of the initial index value, you will receive only the principal amount of $1,000 per security. However, if the final index value, as measured on each of the three averaging dates, has increased from the initial index value by more than the buffer amount of 10%, you will receive an amount in cash that is less than the $1,000 stated principal amount of each Bearish Buffered PLUS by an amount proportionate to the appreciation in the value of the index beyond the buffer amount, and you will lose money on your investment. Accordingly, investors may lose up to 90% of the stated principal amount of the Bearish Buffered PLUS.

￭The securities provide bearish (inverse) exposure to the performance of the underlying index. Because the securities provide bearish (inverse) exposure to the performance of the underlying index, your return on the securities will not benefit from any appreciation of the underlying index over the term of the securities. Any appreciation of the underlying index over the term of the securities beyond the buffer amount will instead result in a loss of some or a significant portion of your investment.

￭The return on the Bearish Buffered PLUS is limited by the maximum payment at maturity. The return on the Bearish Buffered PLUS is limited by the maximum payment at maturity of $1,165 per Bearish Buffered PLUS, or 116.50% of the stated principal amount. Although the leverage factor provides 300% inverse exposure to any decrease in the final index value below the initial index value, because the payment at maturity will be limited to 116.50% of the stated principal amount for the Bearish Buffered PLUS, any decrease in the final index value below 94.50% of the initial index value will not further increase the return on the Bearish Buffered PLUS.

￭The market price of the Bearish Buffered PLUS will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Bearish Buffered PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Bearish Buffered PLUS in the secondary market, including the value, volatility (frequency and magnitude of changes in value) and dividend yield of the underlying index, interest and yield rates in the market, time remaining until the Bearish Buffered PLUS mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the final index value of the underlying index and any actual or anticipated changes in our credit ratings or credit spreads. The value of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “S&P 500® Index Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per Bearish Buffered PLUS if you try to sell your Bearish Buffered PLUS prior to maturity.

￭The Bearish Buffered PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Bearish Buffered PLUS. You are dependent on our ability to pay all amounts due on the Bearish Buffered PLUS at maturity and therefore you are subject to our credit risk. If we default on our obligations under the Bearish Buffered PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Bearish Buffered PLUS prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Bearish Buffered PLUS.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

May 2024 Page 6

Morgan Stanley Finance LLC

Bearish Buffered PLUS Based on the Inverse Performance of the S&P 500® Index due January 17, 2025

Bearish Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

￭The amount payable on the Bearish Buffered PLUS is not linked to the value of the underlying index at any time other than the averaging dates. The final index value will be based on the arithmetic average of the index closing value on each of the three averaging dates, subject to postponement for non-index business days and certain market disruption events. Even if the value of the underlying index depreciates prior to the averaging dates but then appreciates by the averaging dates by more than 10% of the initial index value, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the underlying index prior to such increase. Although the actual value of the underlying index on the stated maturity date or at other times during the term of the Bearish Buffered PLUS may be lower than the index closing value on the averaging dates, the payment at maturity will be based solely on the index closing value on the three averaging dates.

￭Investing in the Bearish Buffered PLUS is not equivalent to investing in, or taking a short position in, the underlying index. Investing in the Bearish Buffered PLUS is not equivalent to investing in, or taking a short position in, the underlying index or its component stocks. As an investor in the Bearish Buffered PLUS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Bearish Buffered PLUS in the original issue price reduce the economic terms of the Bearish Buffered PLUS, cause the estimated value of the Bearish Buffered PLUS to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Bearish Buffered PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Bearish Buffered PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Bearish Buffered PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Bearish Buffered PLUS are not fully deducted upon issuance, for a period of up to 4 months following the issue date, to the extent that MS & Co. may buy or sell the Bearish Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the Bearish Buffered PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Bearish Buffered PLUS than those generated by others, including other dealers in the market, if they attempted to value the Bearish Buffered PLUS. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Bearish Buffered PLUS in the secondary market (if any exists) at any time. The value of your Bearish Buffered PLUS at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Bearish Buffered PLUS will be influenced by many unpredictable factors” above.

￭The Bearish Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited. The Bearish Buffered PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Bearish Buffered PLUS. MS & Co. may, but is not obligated to, make a market in the Bearish Buffered PLUS and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Bearish Buffered PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Bearish Buffered PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Bearish Buffered PLUS easily. Since other broker-dealers may not participate significantly in the secondary market for the Bearish Buffered PLUS, the price at which you may be able to trade your Bearish Buffered PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Bearish Buffered PLUS, it is likely that there

May 2024 Page 7

Morgan Stanley Finance LLC

Bearish Buffered PLUS Based on the Inverse Performance of the S&P 500® Index due January 17, 2025

Bearish Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

would be no secondary market for the Bearish Buffered PLUS. Accordingly, you should be willing to hold your Bearish Buffered PLUS to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Bearish Buffered PLUS. As calculation agent, MS & Co. will determine the initial index value and the final index value, and will calculate the amount of cash you receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a market disruption event or discontinuance of the underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of PLUS—Postponement of Valuation Date(s)” and “—Calculation Agent and Calculations” and related definitions in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the Bearish Buffered PLUS on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the Bearish Buffered PLUS. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Bearish Buffered PLUS (and possibly to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Bearish Buffered PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the averaging dates approach. Some of our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior May 15, 2024 could potentially decrease the initial index value, and, therefore, could decrease the value at or below which the underlying index must close on the averaging dates so that investors do not suffer a loss on their initial investment in the Bearish Buffered PLUS. Additionally, such hedging or trading activities during the term of the Bearish Buffered PLUS, including on the averaging dates, could affect the closing value of the underlying index on the averaging dates, and, accordingly, the amount of cash an investor will receive at maturity.

￭The U.S. federal income tax consequences of an investment in the Bearish Buffered PLUS are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Bearish Buffered PLUS. There is no direct legal authority regarding the proper U.S. federal tax treatment of the Bearish Buffered PLUS, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Bearish Buffered PLUS are uncertain, and the IRS or a court might not agree with the tax treatment of a Bearish Buffered PLUS as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. If the IRS were successful in asserting an alternative treatment of the Bearish Buffered PLUS, the tax consequences of the ownership and disposition of the Bearish Buffered PLUS, including the timing and character of income recognized by U.S. Holders and the withholding tax consequences to Non-U.S. Holders, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the Bearish Buffered PLUS, possibly retroactively.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Bearish Buffered PLUS, including possible alternative treatments, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Index

￭Adjustments to the underlying index could adversely affect the value of the Bearish Buffered PLUS. The underlying index publisher may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates. If the calculation agent determines that there is no appropriate successor index, the payment at maturity on the Bearish Buffered PLUS will be an amount based on the closing prices at maturity of the securities composing the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the underlying index last in effect prior to discontinuance of the underlying index.

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Morgan Stanley Finance LLC

Bearish Buffered PLUS Based on the Inverse Performance of the S&P 500® Index due January 17, 2025

Bearish Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by S&P® Dow Jones Indices LLC (“S&P®”), is intended to provide a benchmark for performance measurement of the large capitalization segment of the U.S. equity markets by tracking the stock price movement of 500 companies with large market capitalizations. Component stocks of the S&P 500® Index are required to have a total company level market capitalization that reflects approximately the 85th percentile of the S&P® Total Market Index. The S&P 500® Index measures the relative performance of the common stocks of 500 companies as of a particular time as compared to the performance of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P® U.S. Indices—S&P 500® Index” in the accompanying index supplement.

Information as of market close on May 17, 2024:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	5,303.27
52 Weeks Ago:	4,158.77
52 Week High (on 5/15/2024):	5,308.15
52 Week Low (on 5/24/2023):	4,115.24

The following graph sets forth the daily index closing values of the underlying index in the period from January 1, 2019 through May 17, 2024. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period. The index closing value of the underlying index on May 17, 2024 was 5,303.27. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The underlying index has at times experienced periods of high volatility. You should not take the historical values of the underlying index as an indication of its future performance, and no assurance can be given as to the index closing value of the underlying index on the averaging dates.

S&P 500® Index Daily Index Closing Values January 1, 2019 to May 17, 2024

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Morgan Stanley Finance LLC

Bearish Buffered PLUS Based on the Inverse Performance of the S&P 500® Index due January 17, 2025

Bearish Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

S&P 500® Index	High	Low	Period End
2019
First Quarter	2,854.88	2,447.89	2,834.40
Second Quarter	2,954.18	2,744.45	2,941.76
Third Quarter	3,025.86	2,840.60	2,976.74
Fourth Quarter	3,240.02	2,887.61	3,230.78
2020
First Quarter	3,386.15	2,237.40	2,584.59
Second Quarter	3,232.39	2,470.50	3,100.29
Third Quarter	3,580.84	3,115.86	3,363.00
Fourth Quarter	3,756.07	3,269.96	3,756.07
2021
First Quarter	3,974.54	3,700.65	3,972.89
Second Quarter	4,297.50	4,019.87	4,297.50
Third Quarter	4,536.95	4,258.49	4,307.54
Fourth Quarter	4,793.06	4,300.46	4,766.18
2022
First Quarter	4,796.56	4,170.70	4,530.41
Second Quarter	4,582.64	3,666.77	3,785.38
Third Quarter	4,305.20	3,585.62	3,585.62
Fourth Quarter	4,080.11	3,577.03	3,839.50
2023
First Quarter	4,179.76	3,808.10	4,109.31
Second Quarter	4,450.38	4,055.99	4,450.38
Third Quarter	4,588.96	4,273.53	4,288.05
Fourth Quarter	4,783.35	4,117.37	4,769.83
2024
First Quarter	5,254.35	4,688.68	5,254.35
Second Quarter (through May 17, 2024)	5,308.15	4,967.23	5,303.27

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. For more information, see “S&P® U.S. Indices” in the accompanying index supplement.

May 2024 Page 10

Morgan Stanley Finance LLC

Bearish Buffered PLUS Based on the Inverse Performance of the S&P 500® Index due January 17, 2025

Bearish Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Terms of the Bearish Buffered PLUS

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Underlying index publisher:	S&P® Dow Jones Indices LLC or any successor thereof
Interest:	None
Bull market or bear market PLUS:	Bear market PLUS
Postponement of maturity date:

If any scheduled averaging date is not an index business day or if a market disruption event occurs on any averaging date so that the final averaging date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the Bearish Buffered PLUS will be postponed to the second business day following that final averaging date as postponed.

Denominations:	$1,000 per Bearish Buffered PLUS and integral multiples thereof
Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the final averaging date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the Bearish Buffered PLUS by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid.  Any notice that is mailed to a registered holder of the Bearish Buffered PLUS in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice.  The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual final averaging date for determining the final index value.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee and to the depositary of the amount of cash to be delivered with respect to each stated principal amount of the Buffered

PLUS, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii)

deliver the aggregate cash amount due with respect to the Bearish Buffered PLUS to the trustee for delivery to the depositary, as holder of the Bearish Buffered PLUS, on the maturity date.

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Morgan Stanley Finance LLC

Bearish Buffered PLUS Based on the Inverse Performance of the S&P 500® Index due January 17, 2025

Bearish Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information About the Bearish Buffered PLUS

Additional Information:
Minimum ticketing size:	$1,000 / 1 Bearish Buffered PLUS
Tax considerations:

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Bearish Buffered PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, it is reasonable to treat a Bearish Buffered PLUS as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the Bearish Buffered PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

￭A U.S. Holder should not be required to recognize taxable income over the term of the Bearish Buffered PLUS prior to settlement, other than pursuant to a sale or exchange.

￭Upon sale, exchange or settlement of the Bearish Buffered PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Bearish Buffered PLUS. Such gain or loss should be short-term capital gain or loss.

We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the treatment of the Bearish Buffered PLUS. An alternative characterization of the Bearish Buffered PLUS could materially and adversely affect the tax consequences of ownership and disposition of the Bearish Buffered PLUS, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Bearish Buffered PLUS, possibly with retroactive effect.

As discussed in the accompanying product supplement for PLUS, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations.

In light of the economic terms of the Bearish Buffered PLUS, payment on the Bearish Buffered PLUS to Non-U.S. Holders should not be subject to Section 871(m).

Both U.S. and non-U.S. investors considering an investment in the Bearish Buffered PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Bearish Buffered PLUS, including possible alternative treatments, and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Bearish Buffered PLUS.

Use of proceeds and hedging:

The proceeds from the sale of the Bearish Buffered PLUS will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Bearish Buffered PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the Bearish Buffered PLUS, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the Bearish Buffered PLUS borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the Bearish Buffered PLUS.

On or prior to May 15, 2024, we will hedge our anticipated exposure in connection with the Bearish Buffered PLUS by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in stocks of the underlying index, futures and options contracts on the underlying index and any component stocks of the underlying index listed on major securities markets or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially decrease the value of the underlying index on May 15, 2024, and, therefore, could decrease the value at or below which the underlying index must close on the averaging dates so that investors do not suffer a loss on their initial investment in the Bearish Buffered PLUS. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Bearish Buffered PLUS, including on the averaging dates, by purchasing and selling the stocks constituting the underlying index, futures or options contracts on the underlying index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As

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Morgan Stanley Finance LLC

Bearish Buffered PLUS Based on the Inverse Performance of the S&P 500® Index due January 17, 2025

Bearish Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

a result, these entities may be unwinding or adjusting hedge positions during the term of the Bearish Buffered PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the averaging dates approach. We cannot give any assurance that our hedging activities will not affect the value of the underlying index, and, therefore, adversely affect the value of the Bearish Buffered PLUS or the payment you will receive at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Bearish Buffered PLUS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. expects to sell all of the Bearish Buffered PLUS that it purchases from us to an unaffiliated dealer at a price of $994 per Bearish Buffered PLUS, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per Bearish Buffered PLUS. MS & Co. will not receive a sales commission with respect to the Bearish Buffered PLUS.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Bearish Buffered PLUS.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Validity of the Bearish Buffered PLUS:

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Bearish Buffered PLUS offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such Bearish Buffered PLUS will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the Bearish Buffered PLUS and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 26, 2024, which is Exhibit 5-a to Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 26, 2024.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for PLUS and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for PLUS, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement for PLUS, index supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for PLUS dated November 16, 2023

Index Supplement dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the product supplement for PLUS, in the index supplement or in the prospectus.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

May 2024 Page 13